UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 14, 2013

PANACHE BEVERAGE, INC.
(Exact name of registrant as specified in its charter)

 FLORIDA
 (State or Other Jurisdiction of Incorporation)

000-52670
 (Commission File Number)

20-2089854
(I.R.S. Employer Identification No.)

40 West 23rd Street
Floor 2
New York, NY 10010
(Address of principal executive offices, including zip code.)

646-480-7479
(Registrant's Telephone Number, Including Area Code)

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 14, 2013, Wodka, LLC, ("Wodka")  a company owned 65.5% by Panache, LLC ("Panache"), a 100% owned subsidiary of Panache Beverage, Inc.(the "Company") entered into definitive agreements relating to a Promissory Note with Consilium Corporate Recovery Master Fund, LTD due on February 14, 2016 (the "Note"). The closing of the Note occurred on February 14, 2013.  The Note will be issued pursuant to a Term Loan Agreement (the “Loan Agreement"), dated February 14, 2013, among Wodka and the holders of the Note.  The Note will result in gross proceeds of $1.4 million before broker fees and other expenses associated with the transaction.  The proceeds will be used for general corporate purposes, and for the purpose of repaying obligations of the company.

On the 14th day of May, 2013, and every three months thereafter, through and including November 14, 2015 (the “Installment Dates”), Wodka will pay to the holder of the Note an amount equal to (i) the accrued and unpaid interest with respect to such principal plus (ii) the accrued and unpaid late charges (if any) with respect to such principal and interest.  Prior to maturity, the Notes will bear interest at 12% per annum (or 17% per annum during an event of default) with interest payable quarterly in arrears on the Installment Dates. A final payment of all principal due under the Note, plus accrued interest to date, shall be made on February 14, 2016. Wodka has the right, at any time, upon five days notice and without penalty, to prepay the Note in part or in full.

Subject to certain conditions, a holder of the Note may also require Wodka to redeem all or a portion of the Note in connection with a Significant Transaction that results in Wodka being valued at a minimum of $30,000,000 and receiving cash proceeds of at least $15,000,000, or in the event of a partial or total disposition of the assets of the Company.

Pursuant to the Loan Agreement, the Company pledged certain of its assets. It pledged a security interest in its membership in Wodka, LLC, held by Panache, LLC, pursuant to a Pledge and Security Agreement executed by Panache, LLC (the "Pledge and Security Agreement") As additional security Wodka pledged their depository account, and the Escrow account holding funds yet to be disbursed pursuant to the Loan Agreement, pursuant to a Pledge and Assignment of Depository Account (the "Pledge and Assignment of Depository Account"). Also, pursuant to the Loan Agreement, Wodka entered into an agreement whereby some of the funds to be disbursed in the account would be held in escrow for distribution in the future (the "Loan Services Agreement").

At the time of the closing of the Loan Agreement and the Note, as consideration pursuant to a Financial Advisor Agreement and the First Amendment of Financial Advisor Agreement thereto (collectively, the "Financial Advisor Agreement") between the Company and Consilium Investment Management, LLC, the Company issued Warrants to Consilium Investment Management, LLC subject to the Financial Advisor Warrant Agreement dated February 14, 2013 (the "Financial Advisor Warrants"). The Financial Advisor Warrants Issuance was made solely to certain “accredited investors” within the meaning of the federal securities laws. The Financial Advisor Warrants grant the Warrant Holder the right to purchase up to an aggregate of 1,840,000 shares of the Company’s common stock at an exercise price of $0.50  per share (the “Warrants”). The Warrants are exercisable immediately, and will be convertible at any time until their expiration on February 14, 2016, and the exercise price for the Warrants is subject to adjustment for stock splits, stock dividends, and the like.  In the event that the Company issues or sells shares of the Company’s common stock, rights to purchase shares of the Company’s common stock, or securities convertible into shares of the Company’s common stock for a price per share that is less than the exercise price then in effect, the exercise price of the Warrant will be reduced based on a weighted-average formula.  The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans. In addition, the conversion price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. All of the Warrants will expire on the third (3rd) anniversary of the date they first become exercisable.

The offers and sales of securities in the Private Placement were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, including pursuant to Rule 506 thereunder.  Such offers and sales were made solely to “accredited investors” under Rule 506 and were made without any form of general solicitation and with full access to any information requested by the investors regarding the Company or the securities offered in the Private Placement.

The foregoing does not purport to be a complete description of the Financial Advisor Agreement, the First Amendment to Financial Advisor Agreement, the Term Loan Agreement, the Note, the Pledge and Security Agreement, the  Pledge and Assignment of Depository Account, the Loan Services Agreement, or the Financial Advisor Warrant Agreement and is qualified by reference to the full text of such documents, all of which will be filed with the Company's next Quarterly Report on Form 10-Q.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Panache Beverage, Inc.

Date: February 15, 2012	By:	/s/ James Dale
James Dale
Chief Executive Officer

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